Exhibit 99.1

 MUELLER INDUSTRIES, INC. APPOINTS ALEXANDER P. FEDERBUSH TO BOARD OF DIRECTORS

    MEMPHIS, Tenn., Feb. 18 /PRNewswire-FirstCall/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that Mr. Alexander P. Federbush joined the Board of Directors effective February 17, 2005. Mr. Federbush is the President of the Queens West Development Corp., a subsidiary of the Empire State Development Corporation and a public-benefit corporation that is a joint venture among New York State, New York City, and the Port Authority of New York and New Jersey. Prior to his tenure with Queens West, Mr. Federbush was Director of Industry Development for the Strategic Business Division of Empire State Development and he was appointed to the New York State Financial Services Modernization Task Force.

    Mr. Federbush is a member of the Building Congress of New York and a fellow of the Institute for Urban Design. He was formerly a member of the Young President's Organization and also served on the Board of Trustees and Audit Committees of French-Polyclinic and Beekman Downtown Hospital. Mr. Federbush is a graduate of the Wharton School of Business at the University of Pennsylvania. Mr. Federbush, age 62, has no business relationships with the Company.

    The appointment of Mr. Federbush expands the Company's Board of Directors to seven members. The Company's Board Committees are composed as follows:
Audit Committee members are Messrs. John Fulvio (Chair), Gary S. Gladstein, and Terry Hermanson. Nominating and Corporate Governance Committee members are Messrs. Gladstein (Chair), Federbush, and Fulvio. Compensation Committee members are Messrs. Hermanson (Chair), Federbush, and Fulvio.

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the company's SEC filings.

SOURCE  Mueller Industries, Inc.
    -0-                             02/18/2005
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/
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